As filed with the Securities and Exchange Commission on February 24, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CeriBell, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	47-1785452
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

360 N. Pastoria Avenue Sunnyvale, California	94085
(Address of Principal Executive Offices)	(Zip Code)

CeriBell, Inc. 2024 Incentive Award Plan

CeriBell, Inc. 2024 Employee Stock Purchase Plan

(Full Title of the Plan)

Jane Chao, Ph.D.

President, Chief Executive Officer, and Co-Founder

CeriBell, Inc.

360 N. Pastoria Avenue

Sunnyvale, California 94085

(800) 436-0826

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Louisa Daniels, Esq.

Yawen Du, Esq.

CeriBell, Inc.
360 N. Pastoria Avenue

Sunnyvale, California 94085

(800) 436-0826

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

REGISTRATION OF ADDITIONAL SHARES
PURSUANT TO GENERAL INSTRUCTION E OF FORM S-8

EXPLANATORY NOTE

CeriBell, Inc., a Delaware corporation (the “Registrant”), is filing this Registration Statement on Form S-8 to register an additional 2,249,088 shares of its common stock, par value $0.001 (“Common Stock”) issuable under the Registrant's (i) 2024 Incentive Award Plan (the “2024 Plan”) and (ii) 2024 Employee Stock Purchase Plan (the “ESPP”). As a result of the operation of annual increase provisions therein, 1,874,240 shares of common stock were added to the 2024 Plan and 374,848 shares of common stock were added to the ESPP.

The Registrant previously registered shares of its Common Stock for issuance under the 2024 Plan and the ESPP on Registration Statements on Form S-8 filed with the U.S. Securities and Exchange Commission (the “Commission”) on October 11, 2024 (File No. 333-282603) and on February 25, 2025 (File No. 333-285239) (collectively, the “Prior Registration Statements”). The Prior Registration Statements are currently effective. This Registration Statement relates to securities of the same class as those to which the Prior Registration Statements relate and is submitted in accordance with General Instruction E of Form S-8 regarding the “Registration of Additional Securities.”

Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statements relating to the 2024 Plan and the ESPP, including periodic reports that the Registrant filed after the Prior Registration Statements to maintain current information about the Registrant, are incorporated herein by reference and made part of this Registration Statement, except to the extent supplemented, superseded, or modified by the specific information set forth below and/or the specific exhibits attached hereto.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

Exhibit	Exhibit Description	Incorporated by Reference			Filed
Number		Form	Date	Number	Herewith
4.1	Amended and Restated Certificate of Incorporation	8-K	10/15/24	3.1
4.2	Amended and Restated Bylaws	8-K	10/15/24	3.2
4.3	Form of Common Stock Certificate.	S-1/A	9/19/24	4.01
5.1	Opinion of Latham & Watkins LLP.				X
23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).				X
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.				X
24.1	Power of Attorney. Reference is made to the signature page to the Registration Statement.				X
99.1#	2024 Incentive Award Plan.	S-1/A	10/7/24	10.14
99.2#	Form of Agreements under 2024 Incentive Award Plan.	S-1/A	10/7/24	10.15
99.3#	2024 Employee Stock Purchase Plan.	S-1/A	10/7/24	10.16
107	Calculation of Filing Fee Table.				X

# Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 24th day of February, 2026.

CeriBell, Inc.

By:	/s/ Xingjuan (Jane) Chao, Ph.D.
Xingjuan (Jane) Chao, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Xingjuan (Jane) Chao, Ph.D., Scott Blumberg, and Louisa Daniels, and each of them, with full power of substitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file this registration statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Xingjuan (Jane) Chao, Ph.D. Xingjuan (Jane) Chao, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	February 24, 2026

/s/ Scott Blumberg Scott Blumberg	Chief Financial Officer (Principal Financial Officer)	February 24, 2026

/s/ David Foehr David Foehr	Senior Vice President, Finance (Principal Accounting Officer)	February 24, 2026

/s/ Rebecca Robertson Rebecca Robertson	Chair of the Board of Directors	February 24, 2026

/s/ Juliet Tammenoms Bakker Juliet Tammenoms Bakker	Director	February 24, 2026

/s/ William W. Burke William W. Burke	Director	February 24, 2026

/s/ Erica Rogers Erica Rogers	Director	February 24, 2026

/s/ Joseph M. Taylor Joseph M. Taylor	Director	February 24, 2026

/s/ Josef Parvizi	Director	February 24, 2026
Josef Parvizi, M.D., Ph.D.